Exhibit 99


News Release
Urban Televison Network Corporation
2707 South Cooper,  Suite 119
Arlington, Texas   76015


                              FOR IMMEDIATE RELEASE
                                Stafftord Connor
                                 (817) 475-8152



      Clay Wilkinson Retires from Urban Televison Network Corporation Board
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Fort Worth,  Texas,  February 28, 2005:  Urban  Televison  Network  Corporation.
announced that Clay Wilkinson has retired as a director of Urban Televison Network Corporation.

In submitting his resignation, Wilkinson said "It is with very mixed emotions that I make this decision. While I have thoroughly enjoyed my tenure on Urban's board and have great respect for my fellow board members and Urban's management group, I have Other business interest that are requiring me to devote more time and attention on a daily basis.

Commenting on Wilkinsons retirement, Ajibike Akinkoye, Chairman and of CEO of Urban said: "Mr. Wilkinson has been a valued and highly effective director, providing strong counsel and leadership. We regret his decision to retire from our board, but understand his first duty is to his other business interest. We will miss his friendship and thank him for his outstanding service to our company. We wish him well."

Urban is a television network composed of approximately 70 broadcast television station affiliates across the country that air programming supplied by the network via satellite transmission. The affiliates have a household coverage of approximately 22 million households in their combined viewing markets. The network is the first and only minority certified network to specifically target America's urban market that is comprise of African Americans, English speaking Latino Americans and many other urban consumers. The network competes with BET, which is owned by Viacom, Inc., and other services for the urban market niche that the Company believes is underserved at this time.

Urban Televison Network Corporation shares are traded on the over the counter bulletin board exchange under the symbol URBT.

Urban Televison Network Corporation news releases and other investor information are available on the Internet at www.uatvn.com.